DSI REALTY INCOME FUND VIII
                     (A California Real Estate Limited Partnership)


BALANCE SHEETS(UNAUDITED)
JUNE 30, 2000 AND DECEMBER 31, 1999

                                          June 30,       December 31,
                                            2000             1999
ASSETS

CASH AND CASH EQUIVALENTS                $  618,084       $  483,308
PROPERTY, Net                             2,225,522        2,460,088

INVESTMENT IN REAL ESTATE
  JOINT VENTURE                             203,424          222,444

OTHER ASSETS                                 44,013           44,013

TOTAL                                    $3,091,043       $3,209,853

LIABILITIES AND PARTNERS' EQUITY (DEFICIT)

LIABILITIES                              $  623,597       $  603,707


PARTNERS' EQUITY (DEFICIT):
     General Partners                       (83,107)         (81,721)
     Limited Partners                     2,550,551        2,687,867

  Total partners' equity                  2,467,446        2,606,146

TOTAL                                    $3,091,043       $3,209,853

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED JUNE 30, 2000 AND 1999

                                         June 30,         June 30,
                                           2000             1999
REVENUES:
Rental income                            $  529,876       $  479,153
Interest                                      1,800            1,396
     Total revenues                         531,676          480,549

EXPENSES:

Operating                                   295,434          280,457
General and administrative                   53,601           45,962
     Total expenses                         349,035          326,419

INCOME BEFORE EQUITY IN INCOME
   OF REAL ESTATE JOINT VENTURE             182,641          154,130

EQUITY IN INCOME OF REAL ESTATE
   JOINT VENTURE                             26,189           29,576

NET INCOME                               $  208,830       $  183,706


AGGREGATE NET INCOME ALLOCATED TO:
    Limited Partners                     $  206,742       $  181,869
    General Partners                          2,088            1,837

TOTAL                                    $  208,830       $  183,706

NET INCOME PER LIMITED
   PARTNERSHIP UNIT                      $     8.61       $     7.58


LIMITED PARTNERSHIP UNITS
   USED IN PER UNIT CALCULATION              24,000           24,000

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999


                                           June 30,        June 30,
                                             2000            1999

REVENUES:
Rental Income                            $1,041,767       $  966,288
Interest                                      3,290            2,952

Total Revenues                            1,045,057          969,240

EXPENSES:
Operating                                   571,474          564,702
General and Administrative                  125,209          112,918
Total Expenses                              696,683          677,620

INCOME BEFORE EQUITY IN INCOME OF
  REAL ESTATE JOINT VENTURE                 348,374          291,620

EQUITY IN INCOME OF REAL
  ESTATE JOINT VENTURE                       58,380           55,225

NET INCOME                               $  406,754       $  346,845

AGGREGATE NET INCOME ALLOCATED TO:
  Limited Partners                       $  402,686       $  343,377
  General Partners                            4,068            3,468

TOTAL                                    $  406,754       $  346,845

NET INCOME PER LIMITED PARTNERSHIP UNIT      $16.78           $14.31

LIMITED PARTNERSHIP UNITS USED
  IN PER UNIT CALCULATION                    24,000           24,000



See accompanying notes to financial statements (unaudited).



STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999

                                      GENERAL        LIMITED
                                      PARTNERS       PARTNERS       TOTAL


BALANCE AT JANUARY 1, 1999            ($77,150)     $3,140,323   $3,063,173

NET INCOME                               3,468         343,377      346,845
DISTRIBUTIONS                           (5,454)       (540,000)    (545,454)

BALANCE AT JUNE 30, 1999              ($79,136)     $2,943,700   $2,864,564

BALANCE AT JANUARY 1, 2000            ($81,721)     $2,687,867   $2,606,146

NET INCOME                               4,068         402,686      406,754
DISTRIBUTIONS                           (5,454)       (540,000)    (545,454)

BALANCE AT JUNE 30, 2000              ($83,107)     $2,550,553   $2,467,446


See accompanying notes to consolidated financial statements(unaudited).

STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999

                                      June 30,          June 30,
                                        2000              1999

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                             $ 406,754       $ 346,845

Adjustments to reconcile net
   income to net cash provided
   by operating activities:

     Depreciation                        234,566         234,567
     Equity in earnings of
      real estate joint venture          (58,380)        (55,225)
     Distributions from real
      estate joint venture                77,400          62,700
     Changes in assets and
      	liabilities:

     Increase in other assets                  0             (71)
     Increase in liabilities              19,890          29,630

Net cash provided by
  operating activities                   680,230         618,446

CASH FLOWS FROM INVESTING ACTIVITIES -

     Additions to property                               (14,774)

CASH FLOWS FROM FINANCING ACTIVITIES -

     Distributions to partners          (545,454)       (545,454)

NET INCREASE IN CASH AND
   CASH EQUIVALENTS                      134,776          58,218

CASH AND CASH EQUIVALENTS:

     At beginning of period              483,308         458,025
     At end of period                  $ 618,084        $516,243


See accompanying notes to financial statements(unaudited).


DSI REALTY INCOME FUND VIII
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1.   GENERAL

DSI Realty Income Fund VIII (the "Partnership"), a limited partnership, has two general partners (DSI Properties, Inc., and Diversified Investors Agency) and limited partners owning 24,000 limited partnership units. The Partnership was formed under the California Uniform Limited Partnership
Act for the primary purpose of acquiring and operating real estate.

The accompanying financial information as of June 30, 2000, and for the periods ended June 30, 2000, and 1999 is unaudited. Such financial information includes all adjustments considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

The Partnership owns five mini-storage facilities located in Stockton, Pittsburg, El Centro, Lompoc and Huntington Beach, California. The total cost of property and accumulated depreciation at June 30, 2000, is as follows:

        Land                                 $  2,287,427
        Buildings and improvements              7,100,557
        Equipment                                  22,831
        Total                                   9,410,815
        Less: Accumulated Depreciation        ( 7,185,293)
        Property - Net                       $  2,225,522


3.   INVESTMENT IN REAL ESTATE JOINT VENTURE

The Partnership is involved in a joint venture with DSI Realty Income Fund IX through which the Partnership has a 30% interest in a mini-storage facility in Aurora, Colorado. Under the terms of the joint venture agreement, the Partnership is entitled to 30% of the profits and losses of the venture and owns 30% of the mini-storage facility as a tenant in common with DSI Realty Income Fund IX, which has the remaining 70% interest in the venture. Summarized income statement information for the six months ended June 30, 2000, and 1999 is as follows:

                                   2000                   1999
     Revenue                     $382,920               $381,321
     Operating Expenses           188,326                197,236
     Net Income                  $194,594               $184,085


The Partnership accounts for its investment in the real estate joint venture under the equity method of accounting.

4.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.